Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Frank Guido to Succeed

Carl Rosberg as Wireless President upon his Retirement

Also Announces David McNaughton Is Named to New

Senior Vice President, Wireless Marketing Position

WAYNESBORO, VA –October 15, 2008 – NTELOS Holdings Corp. (NASDAQ: NTLS) announced today that Carl A. Rosberg, Executive Vice President, President – Wireless, has stated that he would be retiring from the Company effective in March 2009 and that he will cease serving as President – Wireless effective December 31, 2008.

The Company announced the promotion of Frank C. Guido to an Executive Vice President position. Mr. Guido then will succeed Mr. Rosberg as Executive Vice President, President – Wireless effective January 1, 2009. The Company also announced the appointment of David McNaughton to fill a new Senior Vice President, Wireless Marketing position created by the Company.

Mr. Guido has been an officer of the Company since 2005 and is currently Senior Vice President, Wireless. He has over 30 years of telecommunications experience, including nearly 10 years with Alltel in various senior level positions before joining the Company, including Vice President positions in strategic marketing, data services and product management. Mr. McNaughton has most recently served as Senior Vice-President and General Manager, Consumer Markets of Cincinnati Bell Inc. Previously he had been employed by DirectTV and Nextel in a variety of sales and marketing roles.

James S. Quarforth, Chief Executive Officer, President and Chairman of the Board of Directors commented, “Carl has served the Company loyally for nearly 20 years and leaves an incredible legacy with the strong wireless operations we enjoy. We are pleased to have the internal resource of a seasoned wireless executive like Frank to take over this responsibility.” Mr. Quarforth also stated, “We have created the new office of Senior Vice President, Wireless Marketing to focus even more sharply on increasing our wireless penetration in our markets. David has just the wireless expertise we were seeking as we envisioned this new position and we look forward to his joining the NTELOS team.”

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.